EXHIBIT 5



                                March 14, 1994

Olin Corporation
120 Long Ridge Road
P.O. Box 1355
Stamford, CT  06904-1355

         Re: Olin Corporation Contributing Employee Ownership Plan
             Registration Statement


Dear Ladies and Gentlemen:

   As General Counsel-Corporate Resources of Olin Corporation ("Olin"), I am familiar with the Registration Statement on Form S-8 ("Registration Statement") covering 2,000,000 shares of Common Stock, par value of $1 per share, of Olin ("Common Stock") being registered herewith in connection with the Olin Corporation Contributing Employee Ownership Plan (the "Plan"). In connection therewith, I have examined such documents, opinions and records as I deemed relevant or necessary for the purpose of this opinion.

   Based on the foregoing, I am of the opinion that all shares of Common Stock to be issued or acquired in connection with the Plan under the Registration Statement will be validly issued, fully paid and non-assessable.

   I consent to the reference to me in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                Very truly yours,


                                Johnnie M. Jackson, Jr.
                                Johnnie M. Jackson, Jr.
                                General Counsel - Corporate Resources
                                  and Secretary

JMJ/deh